Exhibit 10.1

DATED                                                     March 24, 2011

_____________________________________________________

SERVICE PROVIDER AGREEMENT

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TABLE OF CONTENTS
1	TELUPAY RESPONSIBILITIES	1
2	CELLUSERV RESPONSIBILITIES	2
3	ACCEPTANCE	2
4	FEES	2
5	TERM	2
6	LIMITED USE	2
7	EXCLUSIVITY	3
8	MAINTENANCE SERVICES	3
9	ENHANCEMENTS AND MODIFICATIONS	3
10	CONFIDENTIALITY	3
11	TERMINATION	4
12	LIMITATION OF LIABILITY	4
13	TELUPAY SERVICES INDEMNITY	4
14	EMPLOYEE RECRUITING	5
15	RELATIONSHIP OF PARTIES	5
16	TAXES	5
17	DISPUTES	5
18	APPLICABLE LAW	5
19	ENTIRE AGREEMENT	5

THIS SERVICE PROVIDER AGREEMENT is made on March 24, 2011

BETWEEN:

(1)       TELUPAY SOLUTIONS LIMITED, incorporated in incorporated in Jersey, whose registered address is First Floor, 17 The Esplanade, St. Helier, Jersey JE2 3QA ("Telupay"); and

(2)       CELLUSERV, INC., a Guam corporation whose mailing address is 137 Murray Blvd., Suite 28, Hagåtña, Guam 96910 ("Celluserv")

Collectively known as "Parties"

RECITALS:

CelluServ has established agreements and connectivity with Mobile Network Operators ("MNO") in Micronesia to sell and electronically distribute MNO Prepaid Airtime and Prepaid Long Distance products ("MNO Prepaid Products").

Telupay has the expertise and resources to provide services electronically distributing MNO prepaid products and services provisioning the monetary settlement of sales and commissions for said products and services ("Services").

Celluserv shall avail of and Telupay shall provide Telupay Services (as defined below), covering Micronesia which includes Guam, the Commonwealth of the Northern Marianas, the Republic of Palau, the Federated States of Micronesia (Yap, Pohnpei, Chuuk, and Kosrae), Truk, the Marshall Islands, Kiribati, and Wake Island ("Territory").

Both Parties desire to create the basis for a close and long-term relationship and, therefore, wish to establish this Agreement in which both Parties will cooperate together to sell and electronically distribute products and services to potential clients.

IT IS AGREED as follows:

1       Telupay Responsibilities

1.1       Provide its services and related products based on the specifications and functionality as outlined in Schedule A, to be utilized for the sale, electronic processing, and settlement of MNO Prepaid Products and Services. This includes the server-based transaction processing software, point-of-sale software, mobile agent applet, pin repository and distribution software, application program interface to MNO prepaid systems, website software, and application program interface to Telupay Mobile Banking System (collectively the "Telupay Services").

1.2       Make available to CelluServ application interfaces for all phone applets that Telupay has licenses for and has developed as part of the Telupay Services.

1.3       Deliver Telupay Services and install them on CelluServ servers and equipment within the Territory.

1.4       Provide training services and manuals for each product described above guided by Schedule A.

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2       Celluserv Responsibilities

2.1       Source and provide the hardware requirements at its own expense and be responsible for ensuring that the hardware provided meets the Server Hardware Requirements outlined by Telupay in Schedule "A".

2.2       Use its best effort to promote and market MNO Prepaid Products and Services.

2.3       Provide Telupay's clients access to sell MNO Prepaid Products and Services.

2.4       Provide Telupay authorized personnel with full, free, and safe 24/7 access to its equipment for purposes of support, including the use of computer and data communication facilities, if required.

3       Acceptance

When Telupay determines the Telupay Services has been achieved , Telupay shall provide written notification of such fact to CelluServ. CelluServ shall have an acceptance period of thirty (30) working days, from the date of receipt of Telupay's notice, in which to conduct tests to determine if the Telupay Services has been achieved. On or prior to the expiration of this acceptance period, CelluServ shall provide to Telupay a written notice of either, (1) acceptance, or (2) notice of non-achievement and rejection of same.

4       Fees

CelluServ shall pay Telupay a Service Fee equivalent to TWENTY TWO and a HALF percent (22.5%) of the gross transaction fees earned from MNO Prepaid Products through its use of the Telupay Services less half of the total SMS, MMS, IP Packet and other message or mobile transmission costs incurred for said transactions covered by this Agreement. Service fees shall be paid and extracted utilizing Telupay Services during the settlement process of all transactions either real time or as part of the financial institution's daily end-of-day batch process, or however the bank prefers its settlement procedures.

5       Term

This Agreement is for one (1) year and is automatically renewable for successive like periods of one year for each anniversary of the Effective Date unless either Party, at least three (3) months prior to the next anniversary date, should give written notice of termination .

6       Limited Use

Telupay hereby grants to CelluServ access within the Territory to use the Telupay Services (to include Program Disks and the computer programs contained therein in machine-readable , object code form only), and the accompanying Services Documentation which means to include the services and training manuals, user instructions , technical literature and all other related materials in eye readable format. CelluServ agrees that it will not assign, sublicense, transfer, pledge, lease, rent, or share its rights under this Agreement, and that it may not reverse assemble, reverse compile, or otherwise translate the Telupay Services. CelluServ acknowledges and agrees that the Telupay Services and the Services Documentation are proprietary products of Telupay, and that all right, title, and interest in and to the Telupay Services and Services Documentation shall remain with Telupay.

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7       Exclusivity

Within the contracted (1) year anniversary period counted from the Effective Date, Telupay grants Celluserv exclusivity to engage and implement the Telupay Services in the Territory. The exclusivity granted hereunder in favour of Telupay shall ipso facto cease and terminate without need of notice should commercial targets set by both Parties are not realized by Celluserv within the term given and/or the option of accomplishing the commercial targets are clearly viable with the participation of a third-party whose terms of engagement shall be subject to a separate agreement with both Parties.

8       Maintenance Services

8.1       During the term of this Agreement, Telupay will provide maintenance services for the Telupay Services to CelluServ on the following terms and conditions:

(a)       Telupay will provide second-tier support to Celluserv during its regular business hours: Monday - Friday, 9:00 AM. to 6:00 P.M (Territory time).

(b)       On-call Celluserv support is available on weekends or on all holidays that the Celluserv observes to address emergency or critical situations wherein Telupay Services' cease to function and Telupay Services cannot continue, excluding dependencies from third-party service providers and other projects of Celluserv that use the functionalities of Telupay Services, are not functioning or functioning with the performance that makes it unusable.

8.2       CelluServ will receive all Telupay Services major version releases, minor updates and point releases of the Telupay Services. Telupay will provide installation, testing, and coordination of Telupay Services enhancements, revisions, and fixes. Telupay will perform monthly system health checks to ensure optimal system performance.

9       Enhancements and Modifications

During the term of this Agreement, CelluServ may request enhancements or changes to the scope and functionality of the Telupay Services as described in Schedule A CelluServ shall provide Telupay with written notification of the requested change. Telupay will provide CelluServ with a written proposal describing the specification changes, additional fees, and schedule impact of the proposed changes. CelluServ prior to Telupay proceeding with these changes must approve the proposal.

10       Confidentiality

CelluServ will use its best efforts to safeguard and maintain the confidentiality of proprietary information of Telupay, Telupay Services and Services Documentation. Likewise, Telupay will maintain the confidentiality of any such proprietary or confidential information of CelluServ. Both Parties agree that these obligations of non-disclosure shall survive the expiration, termination, or rescission of this Agreement.

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11       Termination

This Agreement may be terminated at any time through the Parties' mutual agreement. If either Party materially breaches this Agreement, the other Party may give written notice of its desire to terminate and the specific grounds for termination and, if such default is capable of being cured and the Party in default fails to cure the default within thirty (30) days of the notice, the other party may terminate this Agreement. If such default is incapable of cure, the other party may terminate this Agreement immediately upon written notice of its desire to terminate. Either Party may terminate this Agreement for cause by giving written notice of election to terminate. Such termination shall be effective thirty (30) days from the mailing of written notice. Upon termination, any Telupay Services hereunder shall be immediately revoked and Telupay Services, Services Documentation and all affected products and supporting materials will be returned to Telupay.

12       Limitation of Liability

In the event of either Party's failure to render agreed services, the aggrieved Party's sole remedy is to cancel this agreement and obtain substitute services , thus , in such case the aggrieved Party waives the remedy of specific performance. In no event shall either Party be liable to the other Party for any loss or injuries to earnings, profits, or goodwill, or for any incidental, special, punitive, or consequential damages of any person or entity whether arising in contract, tort or otherwise, even if either Party has been advised of the possibility of such damages.

13       Telupay Services Indemnity

If any developed software or portion thereof used for Telupay Services is adjudged to infringe a United States Copyright, or in Telupay's opinion is likely to become the subject of such a claim, Telupay shall, at its option, either (a) procure for CelluServ the right to continue using the developed software, or (b) modify or replace the developed software to make it non-infringing. Telupay agrees to indemnify, defend, protect, save and hold harmless CelluServ and CelluServ's subsidiaries or affiliates under its control, and their directors, officers , employees and agents, against any and all losses, liabilities, judgments, awards and costs (including legal fees and expenses) arising out of or related to any claim, in whole or in part, that CelluServ's use or possession of the software and other products or services provided to CelluServ pursuant to this Agreement (the "Telupay Services") infringes or violates the copyright, trade secret, patent or any other proprietary right of any third party, including, but not limited to, any claim that CelluServ negligently failed to conduct a proper patent office search, or any other appropriate investigation related to Telupay Services. This contractual obligation of indemnification shall apply even if the third party alleges or establishes that CelluServ was partially negligent or otherwise at fault in retaining Telupay's Services, or accepting information, ideas, concepts, improvements, discoveries , inventions, or forms of expression of ideas from Telupay, or that CelluServ was negligent in failing to ascertain whether the information, ideas, concepts, improvements, discoveries , inventions, or forms of expression or ideas infringe the rights of third parties. Telupay shall defend and settle at is sole expense , all suits or proceedings arising, in whole or in part, out of the foregoing , provided that CelluServ give Telupay immediate written notice of any such claim of which it learns.

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14       Employee Recruiting

14.1       Each Party agrees not to employ or otherwise engage the other Party's employees for a period of two (2) year following any employee's last involvement in the performance of this Agreement unless agreed upon in writing by both Parties. Should a Party violate this provision; the hiring Party will pay the other Party the former employee's annual salary. Such payment shall be the other Party's sole remedy with respect to the hiring Party. However, such payment does not restrict the other Party's rights or remedies as they relate to such former employee.

15       Relationship of Parties

The Parties are independent contractors, and nothing in this Agreement shall be deemed or construed to create, or have been intended to create a partnership, joint venture, employment or agency relationship between the parties. Each Party agrees that it neither has nor will give the appearance or impression of possessing the legal authority to bind or to commit any other Party in any way except as provided in this Agreement.

16       Taxes

The Parties each agree to be fully responsible for their respective tax liabilities, obligations and consequences (including, without limitation, reporting and payment obligations) arising from the transactions set out in this Agreement. No Party shall have any liability or obligation to any other Party for the proper reporting, calculation, assessment or payment of any taxes, fines or penalties that may be required of or assessed against any other Party.

17       Disputes

Any controversy or claim arising out of or relating to this Agreement , or the breach hereof, shall be brought in any court having competent jurisdiction on Guam.

18       Applicable Law

The laws of the Territory of Guam shall govern this Agreement. Both Parties' representatives warrant their respective authorities to bind Telupay and CelluServ to this Agreement.

19       Entire agreement

Each Party acknowledges that it has read the Agreement , understands it, and agrees to be bound by its terms. Both Parties agree that this is the complete and exclusive statement of the Agreement between the Parties and that this written Agreement supersedes and replaces all proposals oral or written and all other communications between the Parties relating to the subject matter of this Agreement.

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The Parties have executed and delivered this Agreement on the date set out on the first page of this Agreement.

SIGNATORIES

SIGNED by

/s/ Jose Louis Romero-Salas

JOSE LUIS ROMERO-SALAS
for and on behalf of
TELUPA Y SOLUTIONS LIMITED
Address: First Floor, 17 The Esplanade, St. Helier,, Jersey JE2 3QA
E-Mail: info@telupay.com

SIGNED by

/s/ Ronald J. Schnabel

RONALD J. SCHNABEL
for and on behalf of
CELLUSERV, INC.
Address: 137 Murray Blvd., Suite 2B, Hagåtñia, Guam 96910
E-Mail:RSchnabel@Cognitive-IT.com

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Schedule A: Telupay Electronic Prepaid Load Distribution Software Technical Description and Specifications

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TABLE OF CONTENTS

1.   This Document

2.   Scope

3.   Definition of Terms

4.   Overview

5.   Network Systems Architecture

a.     Network Diagram

b.     Logical Communications Flow Diagram

i.     Retailer/Agent-based purchase

ii.    MBS-based purchase

III.   Web portal-based purchase

6.   Server Hardware requirements

7.   Server application

a.     Back Office modules

b.     E-Pin Distribution

c.     Client Web Portal

d.     Consumer Web Portal

8.   Terminal Application

9.   Agent Applet

10.   Application Program Interfaces

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1.       This Document

This document describes the Electronic Prepaid Load Distribution System in technical detail. These descriptions also include the technical specifications of the various components of this system.

2.       Scope

This document describes the Electronic Prepaid Load Distribution System and required interfaces only. Business processes are not covered.

3.       Definition of Terms

  Host - CelluServ's transaction processing servers.

  MBS - Mobile Banking System, is the product that is installed onto the bank's system which handles the settlements on the bank side.

  Retailer - A retail institution such as a supermarket or department store that sells Prepaid Load.

  Agent - A retailer of Prepaid Load that is mobile and can transact from any location utilizing a mobile phone applet.

  Applet - A software program that is loaded on mobile phones for the purpose of selling Prepaid Load.

4.       Overview

        Components

  Back office modules - used by CelluServ's staff to manage the system.

  Retailer/Agent web portal - a website used by retailers/agents to view transaction reports. It can also be used by retailers to manage clerk logins

  Consumer web portal - a website used by consumers to purchase Prepaid Load.

  Transaction processing - receives transactions sent by customers' mobile phones and performs the required processing.

  Reporting modules - provides CelluServ with reports on the operations and usage of the system.

  Terminal application - the software loaded onto a Point-of-Sale (POS) terminal which is used by the retailers for sellin1 Prepaid Load.

  Agent Applet - the J2ME-based application that is installed on agents' phones which is utilized for the selling of Prepaid Load.

        Security features

        CelluServ's facility will provide first-level network protection using their firewall.

  All requests, data or SMS, originating from a mobile phone applet or POS terminal, are encrypted with AES. The request messages are kept encrypted until it reaches the server.

  All components are required to complete a transaction: registered phone number, correct Applet key, and correct MPIN. Service will be locked out after a consecutive number of incorrect MPIN attempts. The agent will have to contact CelluServ's customer support to have their service re-activated.

  Telupay's server does not store bank account information. All account numbers are stored on the bank's MBS component and CelluServ will only use the ID numbers assigned by the bank.

5.       Network Systems Architecture

a.   Network Diagram

The core servers will be located within CelluServ's facility. Two sub networks should be provided by CelluServ, one for production and one for staging and development. The development server is where all enhancements will be installed and tested before deploying to production.

CelluServ's facility will be connected to the MNO's via Virtual Private Networks (VPNs). This connection will carry Prepaid Load requests, as well as CelluServ requests and messages.

It will also be connected to the settlement bank via a VPN. This connection will carry settlement request traffic. The same VPN can also be used by the bank for MBS-based Prepaid Load purchases.

A web hosting provider, which houses the CelluServ Customer web portal, will connect to the core servers via HTTPS.

POS terminals will connect to the core servers via GPRS. This connection allows the terminal to log in, and request Prepaid Load from the server.

b.   Logical Communications Flow Diagram

i.   Retailer/Agent Purchase

Communicates when a retailer or agent initiates a request from their device.

For terminals, the request goes through GPRS, which passes through their MNO. The MNO forwards the request to CelluServ's server. The communication going through the MNO is transparent to the user, and will appear as a direct Internet connection.

When CelluServ receives the request, it performs validation on the request. If the transaction is validated, it will then proceed to send settlement instructions to the bank.

The bank sends a response back to CelluServ, which in turn returns the transaction result back to the retailer/agent.

ii.   MBS Purchase

For MBS-based purchases, the bank client initiates the transaction. MBS sends the request to CelluServ. From this point, the communication flow is the same as described in section i.

iii.   Web Portal Purchase

Web Portal purchases are initiated by a customer requesting to purchase Prepaid Load. The customer selects the desired product and the request is sent to CelluServ's server to check for product availability. If available, the customer then proceeds to pay via a payment gateway. Upon confirmation of the payment gateway, the portal requests the transaction to CelluServ's core server. From this point, the communication flow is the same as described in section i.

6.       Server Hardware requirements

Production servers

Processor
Quad-Core Intel® Xeon® Processor E5530 (2.40GHz, 8M Cache,1066MHz)

Memory
8GB PC3-10600R 4 x 2GB 2Rank Memory

Operating System
RedHat Enterprise Linux 5

Storage
SATA Controller, 2 x 450GB Non-Hot Plug 3.5 SAS 15,000rpm Dual Port Hard Drive, RAID Controller, 16X Half-Height SATA DVD-ROM Optical Drive, PCI-Express Gigabit Ethernet Adapter

Hardware requirements vary, depending on the expected transaction rate. However, the minimum requirements are that there should be at least two, to provide fail over and high availability.

Development server

Processor
Dual-Core Intel® Xeon® Processor E5502 (1.865GHz, 4M Cache, 800MHz)

Memory
4GB PC3-10600E 4x1GB 1Rank Memory

Operating System
RedHat Enterprise Linux 5 or CentOS 5

Storage
SATA Controller, 2x 750GB 3G SATA 7200rpm

RAID Controller, 16X Half-Height SATA DVD-ROM Optical Drive, PCI-Express Gigabit Ethernet Adapter

Development server specs are less stringent; however it should be powerful enough that a stress test on that server will be able to estimate the production hardware's transaction rate.

7.       Server application

a.   Back Office modules

Function	Description
Retailer Management	Allows for the management and input of retailer information and including tracking the distribution of POS terminals.
Agent management	Allows for the management and input of Agent information and including tracking the distribution of applets.
MNO	This module is used to manage the MNO list.
Products	This module is used to manage the list of MNO Prepaid products.
Commercial Terms	This module is used to manage the percentage splits between CelluServ, the settlement Bank, MNO, Retailer or Agent, and Telupay.
Transaction Logs	This module is used to view transactions recorded on the system. It is made available for research in case of customer inquiries.
E-Load Transaction Server	This module is used to manage all aspects of an e-load transaction as an interface with the MNO prepaid system and the Banking system to execute a complete transaction cycle.
Manual Overrides	This module allows CelluServ to push manual transactions, such as a bank settlement or a Prepaid Load purchase without settlement, in the event a complete sale cycle did not complete normally.
Reports

Various reports based on selectable timeframes. Included are:

a.     Transaction Reports - Summary and Detail of transactions by MNO, MNO Product, and Retailer/Agent.

b.     Settlement Report - Summary and detail reports of financial transactions. This is used for reconciling with corresponding transaction reports.

b.   Prepaid Load - PIN Distribution

Function	Description
PIN Loader	This module provides the carrier with a web-based GUI where a batch of PINs can be uploaded using a CSV file.
PIN Dispenser	This module provides a web-service endpoint where a vendor can connect to and retrieve PINs on demand. The web-service is REST-based.
Vendor Reports

a.     Transaction log - shows individual transactions done on the system. This report is also used during settlement to reconcile with corresponding bank transaction reports.

b.     Transaction Summary - Displays summary of transactions/statistics performed on the system.

c.     Product Inventory Report - shows the number of PINS in the system. It will display status of each particular product type, the quantities sold and available.

Carrier Reports

a.     Transaction Log - shows individual transactions done on the system per carrier. This report is also used during settlement to reconcile with corresponding bank transaction reports.

b.     Transaction Summary - shows summary of transactions done on the system per carrier.

c.   Retailer/Agent Web Portal

Function	Description
Terminals	Used by retailers to view the terminals assigned to them. This is a view only function, and is only available to retailers' logins.
Clerks	Used by retailers to manage logins to the terminals issued to them. Retailers may add, edit, and/or delete individual logins.
Transaction Log	Used to show transactions made through their account.
Reports	Various reports used to summarize transactions made through their account and for reconciling transactions against corresponding third-party reports.

d.   Consumer Web Portal

Function	Description
Purchase Load	This module is used to dispense Prepaid Load via the web using credit card payment.
Reports

a.     Transaction Detail - shows a detailed list of load purchase transactions done on the web portal. Should be accessible only via a secure login.

b.     Transaction Summary - shows a summary of load purchase transactions done on the web portal. Should be accessible only via a secure login.

8.       Terminal application

The terminal application is a compiled application and is loaded onto the terminal manually.

Function	Description
Purchase	Allows retailers to request purchase of Prepaid Load products including PIN and Direct Top-up method.
Invoice	Allows retailers to reprint voucher of the last transaction
Reports	Includes: a. Transaction summary report; and b. Shift report
Update	This updates the terminal's product list.

9.       Agent Applet

The agent Applet is installed onto the agents' phones and can be a J2ME, Blackberry and/or iPhone-based application.

Function	Description
Purchase	A menu driven application that allows agents to request purchase of Prepaid Load products.
Transaction history	Displays the last 3 transactions the agent has made.
Change MPIN	This allows the agent to change their MPIN.

10.       Application Program Interfaces (API)

These interfaces provide CelluServ with application connectivity with the bank MBS and MNO Prepaid system.

Function	Description
MNO API	Provides a direct interface to each MNO's Prepaid system. This gives retailers, agents, and bank clients the ability to process Direct Top-up transactions .
MBS API	Provides an interface to Telupay's Mobile Banking System installed in financial institutions for the settlement of all Prepaid Load transactions.

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